Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES INSURANCE CLAIMS SETTLEMENT

October 14, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced the settlement of essentially all of its claims in the lawsuit entitled Maritech Resources, Inc. v. Certain Underwriters and Insurance Companies at Lloyd’s London subscribing to Policy no. GA011150U, Neuman, Martin and Buchan, and Steege Kingston. Under the settlement, TETRA’s subsidiary Maritech Resources, Inc. (Maritech) will receive approximately $40 million in cash within the next 30 days, which will bring Maritech’s total insurance recovery related to 2005 Hurricanes Katrina and Rita to approximately $136 million.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We are pleased to put this lawsuit behind us. Upon receipt of the settlement proceeds, we will have received the vast preponderance of our insurance claims arising out of Hurricanes Katrina and Rita. There will be a positive income effect from this settlement, however, its exact timing has not yet been determined.”

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2009, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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